Exhibit 99.1

NEWS RELEASE

Media contact:	Michael J. Olsen, Sr. Vice President of Corporate Communications, (701) 451-3580 or (866) 410-8780
Investor contact:	Loren Hanson, Manager of Investor Relations, (218) 739-8481 or (800) 664-1259

For release:	May 6, 2013	Financial Media

Otter Tail Corporation Announces Strong First Quarter Earnings and Reaffirms 2013 Earnings Guidance

FERGUS FALLS, Minnesota - Otter Tail Corporation (NASDAQ: OTTR) today announced financial results for the quarter ended March 31, 2013.

Summary:

●
Consolidated net income and diluted earnings from continuing operations totaled $15.2 million and $0.41 per share, respectively, compared with $10.2 million and $0.28 per share for the first quarter of 2012.

●
Consolidated net income and diluted earnings from continuing and discontinued operations totaled $15.4 million and $0.41 per share, respectively, compared with $7.2 million and $0.20 per share for the first quarter of 2012.

●	Consolidated revenues from continuing operations were $218.0 million compared with $219.9 million for the first quarter of 2012.

CEO Overview
“We are pleased with our 2013 first quarter results,” said Otter Tail Corporation President and CEO Jim McIntyre. “We have continued the execution of our strategy to reduce the number of platforms and operating companies. Our initiatives to drive operational excellence and improved financial performance within this much tighter and stronger portfolio of companies are beginning to pay off.

“Earnings from our Electric segment met our expectations as a result of more seasonally normal weather in the first quarter of 2013 compared with the unusually mild winter of 2012. Net income for the Electric segment was up 8.3% over 2012 as a result of the impact of the weather on sales and increased revenues from returns on investments in CapX2020 and Midwest Transmission System Operator (MISO) Multi-Value Projects (MVPs).

“Our Plastics segment, which includes PVC pipe manufacturers Northern Pipe Products and Vinyltech, had a very strong quarter, experiencing higher-than-expected sales volumes and net income, with slightly improved margins. Sales volume from our Vinyltech plant in Arizona increased 11.1% as housing markets began to show improvement in South Central and Southwest regions of the United States. Sales volume from Northern Pipe Products in Fargo increased 2.0%, despite the harsh winter in the region.

“Our Construction segment reported a $3.1 million reduction in net losses quarter over quarter. Foley, our mechanical and prime contractor on industrial projects, which had experienced cost overruns in 2012, showed substantial improvement due mainly to modifications of Foley's internal bidding and estimating project review procedures, and deployment of additional resources. The adverse weather throughout the Midwest has resulted in delays and higher project costs for Aevenia, our electrical contractor. Consequently, despite the overall stronger execution by Foley, first quarter Construction segment performance fell short of our expectations.

“Earnings from our Manufacturing segment were down slightly compared with first quarter 2012, but in line with management’s expectations. Despite revenues decreasing 10.5% from first quarter 2012, segment net income was down by only 4.2%, due to continued improvement in operations at BTD and T.O. Plastics.

McIntyre concluded, “Based on continued strong results from our plastic pipe companies, which far exceeded our expectations for the first quarter of 2013, we are adjusting our earnings guidance by segment but reaffirming our overall guidance for 2013 diluted earnings per share from continuing operations of $1.30 to $1.55. With a solid first quarter behind us, we remain confident we are on course and on strategy for the year.”

Cash Flow from Operations, Liquidity and Financing
The corporation’s consolidated cash flow from continuing operations for the quarter ended March 31, 2013 was $10.2 million compared with $9.0 million for the quarter ended March 31, 2012. The following table presents the status of the corporation’s lines of credit as of March 31, 2013:

(in thousands)	Line Limit	In Use On March 31, 2013	Restricted due to Outstanding Letters of Credit	Available on March 31, 2013
Otter Tail Corporation Credit Agreement	$150,000	$--	$733	$149,267
Otter Tail Power Company Credit Agreement	170,000	1,271	3,264	165,465
Total	$320,000	$1,271	$3,997	$314,732

On March 1, 2013 Otter Tail Power Company entered into a Credit Agreement with JPMorgan Chase Bank, N.A. providing for a $40.9 million unsecured term loan due June 1, 2014, which was fully drawn on March 1, 2013, with $25.1 million of the proceeds used to fund the redemption of all the 4.65% Grant County, South Dakota Pollution Control Refunding Revenue Bonds and 4.85% Mercer County, North Dakota Pollution Control Refunding Revenue Bonds outstanding on that date. Also on March 1, 2013, Otter Tail Power Company utilized approximately $15.7 million of loan proceeds to satisfy an intercompany note to the corporation that represented the corporation’s cumulative preferred shares which were redeemed on March 1, 2013. Borrowings under the Credit Agreement bear interest at LIBOR plus 0.875%.

Board of Directors Declared Quarterly Dividends
As previously announced, on May 3, 2013 the corporation’s Board of Directors declared a quarterly common stock dividend of $0.2975 per share. This dividend is payable June 10, 2013 to shareholders of record on May 15, 2013.

Segment Performance Summary
Electric
Electric revenues and net income were $101.0 million and $11.9 million, respectively, compared with $90.0 million and $11.0 million for the first quarter of 2012. Electric retail revenues increased $10.9 million, as a result of:
●
a $6.6 million increase in revenue related to an 8.8% increase in retail kilowatt-hour (kwh) sales resulting from colder weather in the first quarter of 2013 compared with the first quarter of 2012, as evidenced by a 33.8% increase in heating-degree days between the quarters,

●
a $3.6 million increase in revenue related to higher fuel and purchased power prices, in part due to increased market demand for electricity caused by the colder winter and in part due to having to use higher cost generation sources and power purchases to meet the increased demand,

●	a $0.5 million increase in Transmission Cost Recovery Rider revenues in Minnesota as a result of increased investment in transmission assets, and
●	a $0.2 million increase in Renewable Resource Cost Recovery Rider revenue in North Dakota.

Wholesale electric revenues from company-owned generation decreased $0.4 million, despite a 16.4% increase in wholesale electric prices, mainly as a result of a 32.5% decrease in wholesale kwh sales, as a greater proportion of available generation was used to serve retail load.

Other electric operating revenues increased $0.6 million as a result of:
●	a $1.3 million increase in MISO Schedules 26 and 26A transmission tariff revenue, driven in part by returns on and recovery of CapX2020 and MISO-designated MVP investment costs and operating expenses, offset by:
●	a $0.7 million reduction in MISO Schedule 1 transmission tariff revenue related to a tariff change that went into effect on August 28, 2012.

Net margins on forward energy contracts decreased $0.1 million between the quarters.

Fuel costs increased $2.5 million as a result of an 11.4% increase in kwhs generated from Otter Tail Power Company’s steam-powered and combustion turbine generators, combined with a 4.5% increase in the cost of fuel per kwh generated. Generation levels increased in response to higher demand due to more seasonal weather in the first quarter of 2013 compared to the first quarter of 2012. The average cost of fuel per kwh of generation increased, in part, because Otter Tail Power Company’s Coyote Station was shut down for generator repairs during the first seven weeks of 2013.

The cost of purchased power for retail sales increased $2.5 million as a result of a 14.9% increase in kwhs purchased, combined with a 2.3% increase in the cost per kwh purchased. The increase in kwhs purchased was driven by increased demand due to the colder weather in 2013.

Electric operating and maintenance expenses increased $2.7 million mainly due to the following:
●	a $1.1 million increase in MISO Schedules 26 and 26A transmission service charges related to increasing investments in regional CapX2020 and MISO-designated MVPs,
●
a $0.9 million increase in labor and benefit expenses related to increases in pension and retirement health benefit costs resulting from reductions in the discount rates related to projected benefit obligations,

●	a $0.3 million Minnesota Pollution Control Agency annual operations fee paid in the first quarter of 2013 (this annual fee was paid in the second quarter in 2012), and
●	a $0.3 million increase in property tax expense related to recent investments in transmission and distribution property, mainly in Minnesota.

Otter Tail Energy Services Company (OTESCO) recorded a $0.4 million asset impairment charge related to wind farm development rights at its Sheridan Ridge and Stutsman County sites in North Dakota in the first quarter of 2012 as a potential sale of the rights did not occur as expected. OTESCO reported no activity in the first quarter of 2013.

Income taxes in the Electric segment increased $2.5 million mainly as a result of a $3.4 million increase in income before income taxes.

Manufacturing
Manufacturing revenues and net income were $53.2 million and $3.3 million, respectively, compared with $59.4 million and $3.5 million for the first quarter of 2012.
●
At BTD, revenues decreased $6.2 million and net income decreased $0.4 million as a result of lower sales volume mainly due to reduced demand from customers in end markets serving the construction, energy and lawn and garden equipment industries. The decline in sales and its negative impact on net income was partially mitigated by a $0.6 million decrease in incentive compensation related to the reduction in sales.

●	At T.O. Plastics, revenues decreased by $0.1 million while net income increased $0.2 million as a result of favorable raw material pricing and continuing productivity improvements.

Construction
Construction revenues and net loss were $26.4 million and $1.1 million, respectively, compared with $35.6 million and $4.2 million for the first quarter of 2012.
●
Foley revenues decreased $5.3 million, while its net loss decreased by $3.6 million. Cost overruns and increased losses on certain major projects in progress in 2012 resulted in $6.5 million in pretax losses at Foley in the first quarter of 2012. This compares with only $0.5 million in additional losses in the first quarter of 2013 on the remaining major projects carried over from 2012. All of these projects were substantially complete by the end 2012.

●
Aevenia’s revenues decreased $3.9 million and its net loss increased $0.5 million due in part to a harsher winter in 2013 delaying the start of many construction projects relative to the early start to construction that was facilitated by extremely mild weather in the first quarter of 2012. Aevenia’s first quarter 2012 revenues also included $1.3 million from Moorhead Electric, Inc., an Aevenia subsidiary that was sold in October 2012.

Plastics
Plastics revenues and net income were $37.4 million and $3.9 million, respectively, compared with $34.9 million and $3.3 million for the first quarter of 2012. The increase in revenue is the result of a 6.7% increase in pounds of PVC pipe sold and a 0.5% increase in the price per pound of pipe sold. Sales volume increased as construction and housing markets improved in the South Central and Southwest regions of the United States. Sales volume increases in these regions were partially offset by lower sales in the North Central United States due to a harsher winter in this region in 2013. The sales and price increases in combination with a 1.0% decrease in the cost per pound of pipe sold were the main factors contributing to the $0.6 million increase in Plastics segment net income.

Corporate
Corporate expenses, net-of-tax, decreased $0.6 million between the quarters, as a result of lower interest expenses related to the July 2012 early redemption of the corporation’s $50 million, 8.89% senior unsecured note and decreases in professional and contracted services expenses. These lower costs were partially offset by increases totaling $1.1 million in labor and benefit costs related to staffing additions to support the manufacturing and infrastructure platforms and stock incentive award accruals resulting from the strong performance of the corporation’s common stock price as measured against the stock performances of the corporation’s peer group of companies in the Edison Electric Institute Index in the first quarter of 2013.

Discontinued Operations
On February 8, 2013 the corporation closed on the sale of substantially all the assets of ShoreMaster for approximately $13.0 million in cash plus a future working capital true up of approximately $2.3 million expected to be received within 180 days of closing. In the first quarter of 2013, the corporation paid approximately $0.8 million in expenses related to the sale of ShoreMaster and also paid a $1.7 million working capital settlement to the purchaser of DMS Health Technologies, Inc., which was sold in February 2012.

2013-2017 Capital Expenditures
The corporation plans to invest in generation and transmission projects for the Electric segment that are expected to positively impact the corporation’s earnings and returns on capital. In addition to the Big Stone Plant air quality control system project, current Electric segment projects include investment in three MISO-determined MVP transmission projects, one of which is a CapX2020 project, and investment in one other CapX2020 transmission project.

The corporation has revised its consolidated capital expenditures expectation for 2013 from the range of $200 million to $210 million anticipated in its initial capital budget to a range of $165 million to $175 million. In the first quarter of 2013 Otter Tail Power Company revised downward its estimates of its share of capital expenditures required for the construction of the new air quality control system at Big Stone Plant from $265 million to $218 million as a result of a reduction in expected costs due to prudent design changes, low bids in a buyer's market and in-house project management. In addition there have been changes to Big Stone area transmission project capital costs. The following table shows the corporation’s initial and revised 2013 through 2017 anticipated capital expenditures and electric utility average rate base:

From February 2013 Earnings Release
(in millions)	2012 Actual	2013	2014	2015	2016	2017
Capital Expenditures:
Electric Segment:
Transmission		$60	$45	$56	$69	$118
Environmental		89	99	72	1	--
Other		33	41	42	43	43
Total Electric Segment	$102	$182	$185	$170	$113	$161
Manufacturing and Infrastructure Segments	14	22	19	19	15	20
Total Capital Expenditures	$116	$204	$204	$189	$128	$181
Total Electric Utility Average Rate Base	$694	$789	$919	$1,061	$1,134	$1,197

Revised - May 2013
(in millions)	2012 Actual	2013	2014	2015	2016	2017
Capital Expenditures:
Electric Segment:
Transmission		$51	$61	$45	$105	$62
Environmental		74	79	55	1	--
Other		34	36	37	36	39
Total Electric Segment	$102	$159	$176	$137	$142	$101
Manufacturing and Infrastructure Segments	14	12	19	19	15	20
Total Capital Expenditures	$116	$171	$195	$156	$157	$121
Total Electric Utility Average Rate Base	$694	$767	$890	$999	$1,067	$1,133

Execution on the currently anticipated electric utility capital expenditure plan is expected to grow rate base and be a key driver in increasing utility earnings over the 2013 through 2017 timeframe. The corporation’s 2013 through 2017 electric utility capital expenditures are subject to periodic review and revision, and actual construction costs may be lower or higher than these estimates due to numerous factors. Some of the factors include: the cost and efficiency of construction labor, equipment and materials; project scope and design changes; changes in construction schedules; business and economic conditions; the cost and availability of capital; and environmental requirements. Changes in the estimates to the actual construction costs could have an impact on the growth in the utility’s rate base and future earnings. The corporation intends to maintain its equity-to-total capitalization ratio near its present level of 52% in its Electric segment and will seek to earn the electric utility’s authorized overall return on equity of approximately 10.5% in its regulatory jurisdictions.

2013 Business Outlook
The corporation is reaffirming its consolidated earnings per share from continuing operations guidance for 2013 to be in the range of $1.30 to $1.55. This guidance reflects the current mix of businesses owned by the corporation and considers the cyclical nature of some of the corporation’s businesses. It also reflects challenges presented by current economic conditions, as well as the corporation’s plans and strategies for improving future operating results.

Segment components of the corporation’s 2013 earnings per share guidance range are as follows:

	Previous 2013 EPS Guidance		Current 2013 EPS Guidance
	Low	High	Low	High
Electric	$1.06	$1.11	$1.02	$1.07
Manufacturing	$0.31	$0.36	$0.28	$0.33
Construction	$0.06	$0.11	$0.06	$0.11
Plastics	$0.16	$0.21	$0.25	$0.30
Corporate	$(0.29)	$(0.24)	$(0.31)	$(0.26)
Total – Continuing Operations	$1.30	$1.55	$1.30	$1.55

Contributing to the earnings guidance for 2013 are the following items:
●
The corporation is reducing its previous guidance for 2013 in its Electric segment. The change is primarily based on an updated capital expenditure plan which is lower than original expectations. As a result of the reduction in anticipated capital expenditures, the Electric segment is now expecting lower rider recovery revenues and lower AFUDC earnings in 2013. Also, the Electric segment continues to expect lower conservation improvement program incentives and increases in operating and maintenance expenses due to higher benefit and administrative costs. Otter Tail Power Company’s pension benefit costs for the corporation’s noncontributory funded pension plan are expected to increase in 2013 as a result of a change in the assumed rate of return on pension plan assets from 8.0% in 2012 to 7.75% in 2013 and a decrease in the estimated discount rate used to determine annual benefit cost accruals from 5.15% in 2012 to 4.50% in 2013.

●	The corporation is also reducing its previous guidance for 2013 from its Manufacturing segment due to the following factors:
o	Order volume across the end markets of the construction, energy and lawn and garden industries have softened for the remainder of 2013 affecting BTD’s customers in these industries.
o	Lower earnings are now expected in 2013 at T.O. Plastics, primarily due to a key customer announcing plans to produce certain products in house rather than outsource the work to T.O. Plastics.
o	Backlog for the manufacturing companies is approximately $97 million for 2013 compared with $103 million one year ago.

●
The corporation is maintaining its 2013 earnings per share guidance for its Construction segment.  Segment net income is expected to be higher in 2013 than 2012 due to improved cost control processes in construction management and selective bidding on projects with the potential for higher margins. Foley’s performance on certain large projects negatively impacted 2012 results. These projects were substantially completed in 2012 and Foley’s internal bidding and estimating project review procedures have been improved such that the corporation does not expect to see similar losses in 2013. Backlog in place for the construction businesses is $100 million for 2013 compared with $83 million one year ago.

●	The corporation now expects an increase in Plastics segment net income in 2013 based on the strength of its first quarter performance.

●
Corporate general and administrative costs are expected to increase from the previous 2013 guidance due to an expected increase in employee benefit costs associated with stock incentive awards based on the strong performance of the corporation’s common stock price as measured against the stock performances of the corporation’s peer group of companies in the Edison Electric Institute Index in the first quarter of 2013.

The corporation will continue to review its portfolio of companies to see where additional opportunities may exist to improve its risk profile, improve credit metrics and generate additional sources of cash to support the future capital expenditure plans of its Electric segment. This will result in a larger percentage of the corporation’s earnings coming from Otter Tail Power Company, its most stable and relatively predictable business, and is consistent with the strategy to grow this business given its current investment opportunities.

CONFERENCE CALL AND WEBCAST
The corporation will host a live webcast on Tuesday, May 7, 2013, at 10:00 a.m. CDT to discuss the company’s financial and operating performance.

The presentation will be posted on the corporation’s website before the webcast. To access the live webcast go to www.ottertail.com/presentations.cfm and select “Webcast”. Please allow extra time prior to the call to visit the site and download any necessary software that may be needed to listen to the webcast.  An archived copy of the webcast will be available on our website shortly following the call.

If you are interested in asking a question during the live webcast, the Dial-In Number is: 877-312-8789.

Risk Factors and Forward-Looking Statements that Could Affect Future Results
The information in this release includes certain forward-looking information, including 2013 expectations, made under the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995. Although the corporation believes its expectations are based on reasonable assumptions, actual results may differ materially from those expectations. The following factors, among others, could cause actual results for the corporation to differ materially from those discussed in the forward-looking statements:

●	Federal and state environmental regulation could require the corporation to incur substantial capital expenditures and increased operating costs.

●
Volatile financial markets and changes in the corporation’s debt ratings could restrict its ability to access capital and could increase borrowing costs and pension plan and postretirement health care expenses.

●
The corporation relies on access to both short- and long-term capital markets as a source of liquidity for capital requirements not satisfied by cash flows from operations. If the corporation is not able to access capital at competitive rates, its ability to implement its business plans may be adversely affected.

●
Disruptions, uncertainty or volatility in the financial markets can also adversely impact the corporation’s results of operations, the ability of its customers to finance purchases of goods and services, and its financial condition, as well as exert downward pressure on stock prices and/or limit its ability to sustain its current common stock dividend level.

●
The corporation made a $10.0 million discretionary contribution to its defined benefit pension plan in January 2013. The corporation could be required to contribute additional capital to the pension plan in the future if the market value of pension plan assets significantly declines, plan assets do not earn in line with the corporation’s long-term rate of return assumptions or relief under the Pension Protection Act is no longer granted.

●	Any significant impairment of the corporation’s goodwill would cause a decrease in its asset values and a reduction in its net operating income.

●
A sustained decline in the corporation’s common stock price below book value or declines in projected operating cash flows at any of its operating companies may result in goodwill impairments that could adversely affect its results of operations and financial position, as well as financing agreement covenants.

●
The corporation currently has $7.3 million of goodwill and a $1.1 million indefinite-lived trade name recorded on its consolidated balance sheet related to the acquisition of Foley Company in 2003. Foley Company generated a large operating loss in 2012 due to significant cost overruns on certain construction projects. If operating margins do not meet the corporation’s projections, the reductions in anticipated cash flows from Foley Company may indicate that its fair value is less than its book value, resulting in an impairment of some or all of the goodwill and indefinite-lived trade name associated with Foley along with a corresponding charge against earnings.

●
The inability of the corporation’s subsidiaries to provide sufficient earnings and cash flows to allow the corporation to meet its financial obligations and debt covenants and pay dividends to its shareholders could have an adverse effect on the corporation.

●	Economic conditions could negatively impact the corporation’s businesses.

●	If the corporation is unable to achieve the organic growth it expects, its financial performance may be adversely affected.

●	The corporation’s plans to grow and realign its business mix through capital projects, acquisitions and dispositions may not be successful, which could result in poor financial performance.

●
The corporation may, from time to time, sell assets to provide capital to fund investments in its electric utility business or for other corporate purposes, which could result in the recognition of a loss on the sale of any assets sold and other potential liabilities. The sale of any of the corporation’s businesses could expose the corporation to additional risks associated with indemnification obligations under the applicable sales agreements and any related disputes.

●	The corporation’s plans to grow and operate its manufacturing and infrastructure businesses could be limited by state law.

●	Significant warranty claims and remediation costs in excess of amounts normally reserved for such items could adversely affect the corporation’s results of operations and financial condition.

●	The corporation is subject to risks associated with energy markets.

●	The corporation is subject to risks and uncertainties related to the timing and recovery of deferred tax assets which could have a negative impact on the corporation’s net income in future periods.

●
The corporation relies on its information systems to conduct its business, and failure to protect these systems against security breaches could adversely affect its business and results of operations. Additionally, if these systems fail or become unavailable for any significant period of time, the corporation’s business could be harmed.

●
The corporation may experience fluctuations in revenues and expenses related to its electric operations, which may cause its financial results to fluctuate and could impair its ability to make distributions to its shareholders or scheduled payments on its debt obligations, or to meet covenants under its borrowing agreements.

●	Actions by the regulators of the corporation’s electric operations could result in rate reductions, lower revenues and earnings or delays in recovering capital expenditures.

●
Otter Tail Power Company’s electric generating facilities are subject to operational risks that could result in unscheduled plant outages, unanticipated operation and maintenance expenses and increased power purchase costs.

●
Changes to regulation of generating plant emissions, including but not limited to carbon dioxide (CO2) emissions, could affect Otter Tail Power Company’s operating costs and the costs of supplying electricity to its customers.

●	Competition from foreign and domestic manufacturers, the price and availability of raw materials and general economic conditions could affect the revenues and earnings of our manufacturing businesses.

●
A significant failure or an inability to properly bid or perform on projects or contracts by the corporation’s construction businesses could lead to adverse financial results and could lead to the possibility of delay or liquidated damages.

●
The corporation’s construction subsidiaries enter into contracts which could expose them to unforeseen costs and costs not within their control, which may not be recoverable and could adversely affect the corporation’s results of operations and financial condition.

●
The corporation’s Plastics segment is highly dependent on a limited number of vendors for PVC resin, many of which are located in the Gulf Coast regions, and a limited supply of resin. The loss of a key vendor, or an interruption or delay in the supply of PVC resin, could result in reduced sales or increased costs for this segment.

●
The corporation’s plastic pipe companies compete against a large number of other manufacturers of PVC pipe and manufacturers of alternative products. Customers may not distinguish the pipe companies’ products from those of its competitors.

●	Reductions in PVC resin prices can negatively impact PVC pipe prices, profit margins on PVC pipe sales and the value of PVC pipe held in inventory.

For a further discussion of other risk factors and cautionary statements, refer to reports the corporation files with the Securities and Exchange Commission.

About The Corporation: Otter Tail Corporation has interests in diversified operations that include an electric utility, manufacturing, and infrastructure businesses. Otter Tail Corporation stock trades on the NASDAQ Global Select Market under the symbol OTTR. The latest investor and corporate information is available at www.ottertail.com. Corporate offices are located in Fergus Falls, Minnesota, and Fargo, North Dakota.

See Otter Tail Corporation’s results of operations for the three months ended March 31, 2013 and 2012 in the following financial statements: Consolidated Statements of Income, Consolidated Balance Sheets – Assets, Consolidated Balance Sheets – Liabilities and Equity, and Consolidated Statements of Cash Flows.

# # #

Otter Tail Corporation
Consolidated Statements of Income
In thousands, except share and per share amounts
(not audited)

	Quarter Ended March 31,
	2013	2012
Operating Revenues by Segment
Electric	$101,010	$90,003
Manufacturing	53,166	59,434
Construction	26,425	35,617
Plastics	37,400	34,875
Corporate Revenue and Intersegment Eliminations	(47)	(39)
Total Operating Revenues	217,954	219,890
Operating Expenses
Fuel and Purchased Power	34,592	29,582
Nonelectric Cost of Goods Sold (depreciation included below)	92,062	110,296
Electric Operating and Maintenance Expense	35,363	32,630
Nonelectric Operating and Maintenance Expense	13,778	13,902
Asset Impairment Charge	--	432
Depreciation and Amortization	14,920	14,793
Total Operating Expenses	190,715	201,635
Operating Income (Loss) by Segment
Electric	20,424	16,959
Manufacturing	6,349	6,703
Construction	(1,699)	(6,790)
Plastics	6,717	5,752
Corporate	(4,552)	(4,369)
Total Operating Income	27,239	18,255
Interest Charges	6,980	8,594
Other Income	861	982
Income Tax Expense – Continuing Operations	5,886	468
Net Income (Loss) by Segment – Continuing Operations
Electric	11,931	11,016
Manufacturing	3,318	3,465
Construction	(1,092)	(4,171)
Plastics	3,887	3,253
Corporate	(2,810)	(3,388)
Net Income from Continuing Operations	15,234	10,175
Discontinued Operations
(Loss) Income - net of Income Tax (Benefit) Expense of ($205) in 2013 and $413 in 2012	(81)	157
Gain (Loss) on Disposition - net of Income Tax Expense (Benefit) of $6 in 2013 and ($134) in 2012	210	(3,089)
Net Income (Loss) from Discontinued Operations	129	(2,932)
Net Income	15,363	7,243
Preferred Dividend Requirement and Other Adjustments	513	184
Balance for Common	$14,850	$7,059
Average Number of Common Shares Outstanding
Basic	36,075,131	35,995,179
Diluted	36,259,115	36,129,192

Basic Earnings Per Common Share:
Continuing Operations (net of preferred dividend requirement and other adjustments)	$0.41	$0.28
Discontinued Operations	--	(0.08)
	$0.41	$0.20
Diluted Earnings Per Common Share:
Continuing Operations (net of preferred dividend requirement and other adjustments)	$0.41	$0.28
Discontinued Operations	--	(0.08)
	$0.41	$0.20

Otter Tail Corporation
Consolidated Balance Sheets
ASSETS
in thousands
(not audited)
	March 31,	December 31,
	2013	2012

Current Assets
Cash and Cash Equivalents	$37,532	$52,362
Accounts Receivable:
Trade—Net	102,259	91,170
Other	10,018	7,684
Inventories	73,398	69,336
Deferred Income Taxes	19,306	30,964
Unbilled Revenues	14,836	15,701
Costs and Estimated Earnings in Excess of Billings	3,588	3,663
Regulatory Assets	21,326	25,499
Other	14,085	8,161
Assets of Discontinued Operations	4,585	19,092
Total Current Assets	300,933	323,632

Investments	9,417	9,471
Other Assets	26,783	26,222
Goodwill	38,971	38,971
Other Intangibles—Net	14,060	14,305

Deferred Debits
Unamortized Debt Expense	4,638	5,529
Regulatory Assets	129,049	134,755
Total Deferred Debits	133,687	140,284

Plant
Electric Plant in Service	1,429,549	1,423,303
Nonelectric Operations	187,646	186,094
Construction Work in Progress	88,848	77,890
Total Gross Plant	1,706,043	1,687,287
Less Accumulated Depreciation and Amortization	648,150	637,835
Net Plant	1,057,893	1,049,452
Total	$1,581,744	$1,602,337

Otter Tail Corporation
Consolidated Balance Sheets
LIABILITIES AND EQUITY
in thousands
(not audited)
	March 31,	December 31,
	2013	2012

Current Liabilities
Short-Term Debt	$1,335	$--
Current Maturities of Long-Term Debt	179	176
Accounts Payable	87,240	88,406
Accrued Salaries and Wages	11,627	20,571
Billings In Excess Of Costs and Estimated Earnings	19,132	16,204
Accrued Taxes	12,726	12,047
Derivative Liabilities	14,009	18,234
Other Accrued Liabilities	7,160	6,334
Liabilities of Discontinued Operations	5,551	11,156
Total Current Liabilities	158,959	173,128

Pensions Benefit Liability	107,440	116,541
Other Postretirement Benefits Liability	59,508	58,883
Other Noncurrent Liabilities	23,464	22,244

Deferred Credits
Deferred Income Taxes	166,460	171,787
Deferred Tax Credits	30,817	31,299
Regulatory Liabilities	69,575	68,835
Other	477	466
Total Deferred Credits	267,329	272,387

Capitalization
Long-Term Debt, Net of Current Maturities	437,399	421,680

Cumulative Preferred Shares	--	15,500

Cumulative Preference Shares	--	--

Common Equity
Common Shares, Par Value $5 Per Share	181,063	180,842
Premium on Common Shares	254,589	253,296
Retained Earnings	96,310	92,221
Accumulated Other Comprehensive Loss	(4,317)	(4,385)
Total Common Equity	527,645	521,974
Total Capitalization	965,044	959,154
Total	$1,581,744	$1,602,337

Otter Tail Corporation
Consolidated Statements of Cash Flows
In thousands
(not audited)
	For the Three Months Ended March 31,
In thousands	2013	2012
Cash Flows from Operating Activities
Net Income	$15,363	$7,243
Adjustments to Reconcile Net Income to Net Cash Provided by Operating Activities:
Net (Gain) Loss from Sale of Discontinued Operations	(210)	3,089
Loss (Income) from Discontinued Operations	81	(157)
Depreciation and Amortization	14,920	14,793
Asset Impairment Charge	--	432
Deferred Tax Credits	(483)	(522)
Deferred Income Taxes	6,139	(7,717)
Change in Deferred Debits and Other Assets	4,800	7,872
Discretionary Contribution to Pension Plan	(10,000)	(10,000)
Change in Noncurrent Liabilities and Deferred Credits	1,975	9,299
Allowance for Equity (Other) Funds Used During Construction	(293)	(162)
Change in Derivatives Net of Regulatory Deferral	378	281
Stock Compensation Expense – Equity Awards	392	287
Other—Net	25	1,855
Cash (Used for) Provided by Current Assets and Current Liabilities:
Change in Receivables	(13,423)	(14,897)
Change in Inventories	(4,062)	(5,029)
Change in Other Current Assets	(3,025)	(2,614)
Change in Payables and Other Current Liabilities	(3,440)	6,841
Change in Interest and Income Taxes Receivable/Payable	1,076	(1,884)
Net Cash Provided by Continuing Operations	10,213	9,010
Net Cash Used in Discontinued Operations	(2,400)	(1,159)
Net Cash Provided by Operating Activities	7,813	7,851
Cash Flows from Investing Activities
Capital Expenditures	(23,327)	(35,511)
Proceeds from Disposal of Noncurrent Assets	729	1,234
Net Increase in Other Investments	(923)	(1,321)
Net Cash Used in Investing Activities - Continuing Operations	(23,521)	(35,598)
Net Proceeds from Sale of Discontinued Operations	10,465	24,362
Net Cash Used in Investing Activities - Discontinued Operations	(208)	(11,925)
Net Cash Used in Investing Activities	(13,264)	(23,161)
Cash Flows from Financing Activities
Change in Checks Written in Excess of Cash	--	10,546
Net Short-Term Borrowings	1,335	3,311
Proceeds from Issuance of Common Stock	1,156	--
Payments for Retirement of Preferred Stock	(15,500)	--
Proceeds from Issuance of Long-Term Debt	40,900	--
Short-Term and Long-Term Debt Issuance Expenses	(7)	(10)
Payments for Retirement of Long-Term Debt	(25,178)	(34)
Dividends Paid and Other Distributions	(11,307)	(11,037)
Net Cash (Used in) Provided by Financing Activities - Continuing Operations	(8,601)	2,776
Net Cash Used in Financing Activities - Discontinued Operations	--	(1,445)
Net Cash (Used in) Provided by Financing Activities	(8,601)	1,331
Net Change in Cash and Cash Equivalents – Discontinued Operations	(778)	(2,015)
Net Change in Cash and Cash Equivalents	(14,830)	(15,994)
Cash and Cash Equivalents at Beginning of Period	52,362	15,994
Cash and Cash Equivalents at End of Period	$37,532	$--